PANDORA MEDIA, INC.
2011 Equity Incentive Plan

NOTICE OF RESTRICTED STOCK UNIT GRANT

Naveen K Chopra

You have been granted the number of restricted stock units (the “RSUs”), each representing one share of Common Stock of Pandora Media, Inc. (the “Company”) (the “Shares”), as follows:
Date of Grant:     08/04/2017
Total Number of RSUs Granted:    152,250
Grant Number: RU09757

Vesting/Exercise Schedule:	So long as your Continuous Service Status continues, the RSUs shall vest in accordance with the following schedule:
Please refer to Appendix attached to the Restricted Stock Unit Agreement attached hereto

By accepting these RSUs, you agree that these RSUs are granted under and governed by the terms and conditions of the Pandora Media, Inc. 2011 Equity Incentive Plan and the Restricted Stock Unit Agreement attached hereto and incorporated by reference herein.
In addition, you agree and acknowledge that your rights to any Shares underlying the RSUs will be earned only as you provide services to the Company over time and that nothing in this Notice or the attached documents confers upon you any right to continue your employment or consulting relationship with the Company for any period of time, nor does it interfere in any way with your right or the Company’s right to terminate that relationship at any time, for any reason, with or without cause.

PANDORA MEDIA, INC.

/s/ Naveen Chopra	By: /s/ Naveen Chopra
Naveen K Chopra	Name: Naveen Chopra
Title: Interim CEO
PANDORA MEDIA, INC.

2011 EQUITY INCENTIVE PLAN

RESTRICTED STOCK UNIT AGREEMENT

1.    Grant of RSUs. Pandora Media, Inc., a Delaware corporation (the “Company”), hereby grants to you (“Participant”) the number of RSUs (each representing a share of Common Stock of the Company) set forth in the Notice of Restricted Stock Unit Grant (the “Notice”), subject to the terms, definitions and provisions of the Pandora Media, Inc. 2011 Equity Incentive Plan (the “Plan”) adopted by the Company, which is incorporated in this Agreement by reference. Unless otherwise defined in this Agreement, the terms used in this Agreement shall have the meanings defined in the Notice or the Plan, as applicable. The terms and conditions of this Restricted Stock Unit Award Agreement (this “Agreement”), to the extent not controlled by the terms and conditions contained in the Plan, are as follows:
1.Vesting. The RSUs shall become vested on the vesting schedule set forth in the Appendix attached hereto, subject to Participant remaining in Continuous Service Status on the applicable vesting date.
2.    Forfeiture of Unvested RSUs. Except as set forth in the Appendix attached hereto, immediately upon termination of Participant’s employment (including due to death or disability), any unvested RSUs shall be forfeited without consideration.
3.    Conversion into Common Stock. Shares will be issued on the applicable vesting date (or, to the extent not administratively feasible, within 30 days thereafter). As a condition to such issuance, Participant shall have satisfied his or her tax withholding obligations as specified in this Agreement and shall have completed, signed and returned any documents and taken any additional action that the Company deems appropriate to enable it to accomplish the delivery of the Shares. In no event will the Company be obligated to issue a fractional share. Notwithstanding the foregoing, (i) the Company shall not be obligated to deliver any Shares during any period when the Company determines that the conversion of a RSU or the delivery of shares hereunder would violate any federal, state or other applicable laws and/or may issue shares subject to any restrictive legends that, as determined by the Company’s counsel, is necessary to comply with securities or other regulatory requirements, and (ii) the date on which shares are issued may include a delay in order to provide the Company such time as it determines appropriate to address tax withholding and other administrative matters.
4.    Tax Treatment. Any withholding tax liabilities (whether as a result of federal, state or other law and whether for the payment and satisfaction of any income tax, social security tax, payroll tax, or payment on account of other tax related to withholding obligations that arise by reason of the RSUs) incurred in connection with the RSUs becoming vested and Shares issued, or otherwise incurred in connection with the RSUs, may be satisfied in any of the following manners determined by the Participant (and the Committee may with prior written notice to Participant require any of the following methods): (i) by the sale by Participant of a number of Shares that are issued under the RSUs, which the Company determines is sufficient to generate an amount that meets the tax withholding obligations plus additional Shares to account for rounding and market fluctuations, and payment of such tax withholding to the Company, and such Shares may be sold as part of a block trade with other participants of the Plan; (ii) by the Company withholding a number of Shares that would otherwise be issued under the RSUs that the Company determines have a fair market value equal to the minimum amount of taxes that the Company concludes it is required to withhold under applicable law; or (iii) by payment by Participant to the Company in cash or by check an amount equal to the minimum amount of taxes that the Company concludes it is required to withhold under applicable law. Participant hereby authorizes the Company to withhold such tax withholding amount from any amounts owing to Participant to the Company and to take any action necessary in accordance with this paragraph.
Notwithstanding the foregoing, Participant acknowledges and agrees that he is responsible for all taxes that arise in connection with the RSUs becoming vested and Shares being issued or otherwise incurred in connection with the RSUs, regardless of any action the Company takes pursuant to this Section.
5.    Restrictions on Transfer. Participant understands and agrees that the RSUs may not be sold, given, transferred, assigned, pledged or otherwise hypothecated by the holder.
6.    Certificates. Certificates, transfer agent book entries or other evidence of ownership as determined by the Company issued in respect of the Shares shall, unless the Committee otherwise determines, be registered in the name of Participant. The stock certificate, if any, shall carry such appropriate legends, and such written instructions shall be given to the Company transfer agent, as may be deemed necessary or advisable by counsel to the Company in order to comply with the requirements of the Securities Act of 1933, any state securities laws or any other applicable laws.
7.    No Stockholder Rights. Participant will have no voting or other rights as the Company’s other stockholders with respect to the Shares until issuance of the Shares.
8.    No Employment/Service Rights. Neither this Agreement nor the grant of the RSUs hereby confers on Participant any right to continue in the employ or service of the Company or any Subsidiary or interferes in any way with the right of the Company or any Subsidiary to determine the terms of Participant’s employment or service.
9.    Entire Agreement; Terms of Plan, Interpretations. Participant acknowledges that he has received and reviewed a copy of the Plan. This Agreement (including the Notice and the Appendix attached hereto) contains the entire understanding of the parties hereto in respect of the subject matter contained herein. This Agreement together with the Plan supersedes all prior agreements and understandings between the parties hereto with respect to the subject matter hereof. This Agreement and the terms and conditions herein set forth are subject in all respects to the terms and conditions of the Plan, which shall be controlling. All interpretations or determinations of the Committee and/or the Board shall be binding and conclusive upon Participant and his legal representatives on any question arising hereunder.

Appendix: Vesting Schedule

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121,800 of the RSUs set forth in the Notice shall vest on August 15, 2018 and 30,450 of the RSUs set forth in the Notice shall vest on February 15, 2019, subject to the Participant remaining in Continuous Service Status on the applicable vesting date.

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In the case of an Involuntary Termination (as defined in the Company’s Executive Severance Change of Control Policy, as amended, (the “Policy”)) of Participant, the RSUs set forth in the Notice shall fully vest on the effective date of the Release (as defined in the Policy), and such acceleration shall supersede and replace any other acceleration benefit with respect to the RSUs set forth in the Notice that would have been provided under the Policy in the case of an Involuntary Termination. The RSUs that vest pursuant to this provision shall be settled within 30 days following Participant’s Involuntary Termination.

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In the case of a voluntary termination for Good Reason (as defined below) (and regardless of whether or not a Change of Control (as defined in the Company’s 2011 Equity Incentive Plan) precedes said voluntary termination) of Participant, the RSUs set forth in the Notice shall fully vest on the effective date of the Release (as defined in the Policy), and such acceleration shall supersede and replace any other acceleration benefit with respect to the RSUs set forth in the Notice that would have been provided under the Policy in the case of a voluntary termination for Good Reason. The RSUs that vest pursuant to this provision shall be settled within 30 days following Participant’s termination of employment for Good Reason.

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“Good Reason” means Participant’s resignation from employment after the occurrence of one of the following events without Participant’s consent: (A) a material reduction of Participant’s base salary or target annual incentive bonus; (B) any requirement by the Company (or its successor) that Participant engage in any illegal or unethical conduct, after Participant has given the Company thirty (30) days’ notice and opportunity to cure; (C) the Company’s failure to fully cure within thirty (30) days any material breach by the Company of the Policy or of any other material agreement between Participant and the Company, in each case which Participant has notified the Committee in writing; (D) a relocation of Participant’s principal place of employment by more than fifty (50) miles or (E) a material reduction in duties and responsibilities; provided that in any event, Participant notifies the Company of the event constituting Good Reason within ninety (90) days after the occurrence of the event constituting Good Reason and gives the Company thirty (30) days to cure (to the extent capable of cure), and then Participant resigns within thirty (30) days thereafter provided further that (A) with respect to clause (E) above, Participant acknowledges and agrees that his ceasing to serve as CEO and perform the Additional Duties (each as defined in that certain Amendment to Employment Offer dated August 7, 2017 (the “Amendment”)) in connection with the Transition End Date (as defined in the Amendment) will not, by itself, constitute Good Reason to voluntarily terminate employment and (B) in the event Participant voluntarily terminates employment for Good Reason as a result of the occurrence of the events described in clause (E) only 121,800 of the RSUs shall be subject to accelerated vesting in accordance with this Appendix.

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The RSUs are intended to be exempt from or comply with Section 409A of the Code and shall be interpreted and construed accordingly, and each vesting hereunder shall be considered a separate payment. Notwithstanding any other provision in the RSU Agreement, to the extent the RSUs constitute nonqualified deferred compensation, within the meaning of Section 409A, (i) if Participant is a specified employee (within the meaning of Section 409A of the Code) as of the date of Participant’s “separation from service” (within the meaning of Section 409A of the Code), then the RSUs that vest upon Participant’s separation from service shall be settled on the first business day after the date that is six months following Participant’s separation from service or Participant’s death, if earlier, and (ii) if the RSUs are conditioned upon the effectiveness of the Release and are to be settled during a designated period that begins in one taxable year and ends in a second taxable year, such RSUs shall be settled in the later of the two taxable years.